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                               Exhibit 99.1

                   PRIOR YEAR 2000 READINESS DISCLOSURES


The following statement previously made by the Corporation is designated as a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. This prior Year 2000 Readiness Disclosure was based in part upon and repeated information provided by the Corporation's customers, suppliers and other third parties without independent verification by the Corporation. This prior Year 2000 Readiness Disclosure is superseded by the Year 2000 Readiness Disclosure in the Quarterly Report on Form 10-Q for the period ended September 30, 1998.

1997 ANNUAL REPORT, INCORPORATED IN
ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997

Shoreline is currently addressing a potential problem facing all users of automated information systems. The problem is how existing application software programs and operating systems can accommodate the date value for the year 2000. Shoreline, by nature, is highly dependent upon computer systems because of significant transaction volumes and date dependency for interest calculations on financial instruments such as loans and deposits.

Shoreline developed and implemented a plan to address the year 2000 issue during 1997. The plan includes four general phases: raising awareness, assessing existing systems, renovating or replacing non-compliant systems and validating and testing. As Shoreline does not develop or write its own software systems, it must rely on third party vendors as a part of its assessment phase to determine which of its systems may be vulnerable to third parties' failure to resolve year 2000 issues.

Shoreline will continue to assess the impact of year 2000 issues on its computer-based systems and applications throughout 1998. Its goal is to have all critical systems and applications compliant with the century change by the fourth quarter of 1998, allowing for full validation and testing during 1999. Shoreline will incur costs associated with this project in the form of personnel expense, professional fees and investments in new or upgraded technology. Based upon information currently available, management does not presently anticipate that the costs to address year 200 issues will have a material impact on Shoreline's financial position, results of operations or cash flows.